Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Third Fiscal Quarter 2020 Financial Results and Declares Increased Distribution of $0.105 Per Share

LOS ANGELES, CA, August 10, 2020 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended June 30, 2020.

Financial Highlights for the Quarter Ended June 30, 2020

•

Total investment income was $34.4 million ($0.24 per share) for the third fiscal quarter of 2020, up from $34.2 million ($0.24 per share) for the second fiscal quarter of 2020, primarily driven by a larger average investment portfolio and higher yields on new originations, partially offset by lower LIBOR and lower original issuance discount (“OID”) income.

•

GAAP net investment income was $16.8 million ($0.12 per share) for the third fiscal quarter of 2020, down from $22.8 million ($0.16 per share) for the second fiscal quarter of 2020, primarily due to a reversal of previously accrued Part II incentive fees.

•

Adjusted net investment income was $16.8 million ($0.12 per share) for the third fiscal quarter of 2020, up from $16.2 million ($0.12 per share) for the second fiscal quarter of 2020, primarily driven by interest expense savings from the recent unsecured bond issuance and lower LIBOR, as well as higher investment income and lower professional fees and general and administrative expenses. This was partially offset by higher base management fees resulting from a larger investment portfolio.

•

Net asset value (“NAV”) per share was $6.09 as of June 30, 2020, up 14% from $5.34 as of March 31, 2020. The increase in NAV was primarily attributable to unrealized gains resulting from price increases on liquid debt investments and the impact of tighter credit spreads on private debt investment valuations following the improvement in broader credit market conditions. Also contributing to the NAV increase were unrealized gains on recent opportunistic investments made in the June quarter.

•

Originated $260.5 million of new investment commitments and received $127.8 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended June 30, 2020. Of these new investment commitments, 67.8% were first lien loans, 3.2% were second lien loans and 29.0% were subordinated debt investments. The weighted average yield on new investments was 10.5%.

•	Total debt outstanding was $766.8 million as of June 30, 2020. The total debt to equity ratio was 0.89x, and the net debt to equity ratio was 0.83x, after adjusting for cash and cash equivalents.

•

Liquidity as of June 30, 2020 was composed of $50.7 million of unrestricted cash and cash equivalents and $233.2 million of undrawn capacity under the credit facility (subject to borrowing base and other limitations). Unfunded investment commitments were $154.6 million, with approximately $75.9 million that can be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies.

•

A quarterly cash distribution was declared of $0.105 per share, an 11% increase from the Company’s prior quarter distribution. The distribution will be paid in cash and is payable September 30, 2020 to stockholders of record on September 15, 2020.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “OCSL delivered strong results in the third quarter, highlighted by solid earnings and portfolio performance. We leveraged Oaktree’s opportunistic credit platform to originate $261 million of new investments at attractive yields during the quarter. NAV rebounded by 14 percent, reflecting the improvement in credit market conditions, and overall, credit quality remained stable amid the uncertain economic environment. As a result of the growth of our investment portfolio and optimistic outlook on new investment opportunities, our Board of Directors announced an 11 percent increase to our September dividend to $0.105 per share. We believe OCSL is poised to deliver continued strong risk-adjusted returns to our shareholders.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.105 per share, an increase of 11% or $0.01 per share from the prior quarter distribution, payable on September 30, 2020 to stockholders of record on September 15, 2020.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended
($ in thousands, except per share data)	June 30, 2020 (unaudited)	March 31, 2020 (unaudited)	June 30, 2019 (unaudited)
GAAP operating results:
Interest income	$30,112	$29,898	$32,910
PIK interest income	2,183	1,946	1,198
Fee income	1,827	2,050	1,826
Dividend income	281	277	735

Total investment income	34,403	34,171	36,669
Net expenses	17,633	11,330	20,061

Net investment income	16,770	22,841	16,608
Net realized and unrealized gains (losses), net of taxes	103,461	(188,308)	3,378

Net increase (decrease) in net assets resulting from operations	$120,231	$(165,467)	$19,986

Net investment income per common share	$0.12	$0.16	$0.12
Net realized and unrealized gains (losses), net of taxes per common share	$0.73	$(1.33)	$0.02
Earnings (loss) per common share — basic and diluted	$0.85	$(1.17)	$0.14
Non-GAAP Financial Measures[1]:
Adjusted net investment income	$16,770	$16,233	$17,293
Adjusted net investment income per common share	$0.12	$0.12	$0.12

[1]

See Non-GAAP Financial Measures — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from net investment income to adjusted net investment income, including on a weighted-average per share basis. The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to capital gains incentive fees. The presentation of adjusted net investment income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	June 30, 2020 (unaudited)		March 31, 2020 (unaudited)		September 30, 2019
Select balance sheet and other data:
Cash and cash equivalents	$50,728		$89,509		$15,406
Investment portfolio at fair value	1,561,153		1,392,187		1,438,042
Total debt outstanding (net of unamortized financing costs)	761,002		698,686		473,367
Net assets	859,063		752,224		930,630
Net asset value per share	6.09		5.34		6.60
Total debt to equity ratio	0.89	x	0.94	x	0.51	x
Net debt to equity ratio	0.83	x	0.82	x	0.49	x

Total investment income for the quarter ended June 30, 2020 was $34.4 million and included $30.1 million of interest income from portfolio investments, $2.2 million of payment-in-kind (“PIK”) interest income, $1.8 million of fee income and $0.3 million of dividend income. Total investment income increased by $0.2 million as compared to the quarter ended March 31, 2020, primarily driven by a larger average investment portfolio and higher yields on new originations, partially offset by lower LIBOR and lower OID income.

Net expenses for the quarter totaled $17.6 million, up $6.3 million from the quarter ended March 31, 2020. The increase in net expenses was primarily due to a reversal of previously accrued Part II incentive fees in the second quarter and higher base management fees resulting from a larger investment portfolio, partially offset by interest expense savings from the recent unsecured bond issuance and lower LIBOR, as well as lower professional fees and general and administrative expenses.

Adjusted net investment income was $16.8 million ($0.12 per share) for the quarter ended June 30, 2020, up from $16.2 million ($0.12 per share) for the quarter ended March 31, 2020, primarily driven by interest expense savings from the recent unsecured bond issuance and lower LIBOR, as well as higher investment income and lower professional fees and general and administrative expenses. This was partially offset by higher base management fees resulting from a larger investment portfolio.

Oaktree voluntarily deferred the payment of Part I incentive fees incurred by the Company during the quarter ended March 31, 2020. The Company expects to settle this payment in the fourth fiscal quarter of 2020.

Net realized and unrealized gains, net of taxes, were $103.5 million for the quarter and were primarily attributable to an increase in the prices of certain liquid debt investments and tighter credit spreads resulting from the improvement in broader credit market conditions during the quarter.

Portfolio and Investment Activity

	As of
($ in thousands)	June 30, 2020 (unaudited)	March 31, 2020 (unaudited)	June 30, 2019 (unaudited)
Investments at fair value	$1,561,153	$1,392,187	$1,455,031
Number of portfolio companies	119	128	105
Average portfolio company debt size	$14,600	$11,900	$15,400

Asset class:
Senior secured debt	80.9%	81.9%	79.7%
Unsecured debt	7.2%	5.8%	7.0%
Equity	4.7%	5.5%	4.3%
SLF JV I	7.0%	6.6%	8.8%
Limited partnership interests	0.2%	0.2%	0.2%

Non-accrual debt investments:
Non-accrual investments at fair value	$2,497	$5,864	$86,796
Non-accrual investments as a percentage of debt investments	0.2%	0.5%	6.4%
Number of investments on non-accrual	3	3	5

Interest rate type:
Percentage floating-rate	86.2%	90.6%	88.5%
Percentage fixed-rate	13.8%	9.4%	11.5%

Yields:
Weighted average yield on debt investments[1]	8.1%	8.0%	8.7%
Cash component of weighted average yield on debt investments	6.9%	6.9%	8.0%
Weighted average yield on total portfolio investments[2]	7.6%	7.5%	8.2%

Investment activity:
New investment commitments	$260,500	$272,900	$66,800
New funded investment activity[3]	$198,500	$251,700	$74,100
Proceeds from prepayments, exits, other paydowns and sales	$127,800	$154,500	$138,300
Net new investments[4]	$70,700	$97,200	$(64,200)
Number of new investment commitments in new portfolio companies	10	32	3
Number of new investment commitments in existing portfolio companies	8	8	4
Number of portfolio company exits	19	10	8

[1]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments, including the Company’s share of the return on debt investments in the SLF JV I.

[2]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the SLF JV I.

[3]	New funded investment activity includes drawdowns on existing revolver commitments.
[4]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of June 30, 2020, the fair value of the investment portfolio was $1.6 billion and was composed of investments in 119 companies. These included debt investments in 96 companies, equity investments in 32 companies, including our limited partnership interests in two private equity funds, and the Company’s investment in Senior Loan Fund JV I, LLC (“SLF JV I”). Ten of the equity investments were in companies in which the Company also had a debt investment.

As of June 30, 2020, 94.2% of the Company’s portfolio at fair value consisted of debt investments, including 61.3% of first lien loans, 19.6% of second lien loans and 13.3% of unsecured debt investments, including the debt investments in SLF JV I. This compared to 62.3% of first lien loans, 19.6% of second lien loans and 12.4% of unsecured debt investments, including the debt investments in SLF JV I at fair value as of March 31, 2020.

As of June 30, 2020, non-accruals represented 1.3% of the debt portfolio at cost and 0.2% at fair value in three positions. During the quarter ended June 30, 2020, the Company placed one new investment on non-accrual status, which represented 0.1% of the debt portfolio at both cost and fair value, and the Company exited one investment that was previously on non-accrual status.

The Company’s investments in SLF JV I totaled $110.0 million at fair value as of June 30, 2020, up 19% from $92.2 million as of March 31, 2020. The sequential increase in the value of the Company’s investments in SLF JV I was primarily driven by SLF JV I’s use of leverage and unrealized appreciation in the underlying investment portfolio resulting from the improvement in broader credit market conditions during the quarter.

As of June 30, 2020, SLF JV I had $315.4 million in assets, including senior secured loans to 53 portfolio companies. This compared to $329.6 million in assets, including senior secured loans to 53 portfolio companies, as of March 31, 2020. As of June 30, 2020, one investment held by SLF JV I was on non-accrual status, which represented 0.7% of the SLF JV I portfolio at cost and 0.3% at fair value, respectively. The joint venture generated income of $2.0 million for the Company during the quarter ended June 30, 2020, down slightly as compared to the prior quarter. As of June 30, 2020, SLF JV I had $76.1 million of undrawn capacity (subject to borrowing base and other limitations) on its $250 million senior revolving credit facility, and its debt to equity ratio was 1.4x.

Liquidity and Capital Resources

As of June 30, 2020, the Company had total principal value of debt outstanding of $766.8 million, including $466.8 million of outstanding borrowings under the revolving credit facility and $300 million of unsecured notes. The funding mix was composed of 61% secured and 39% unsecured borrowings as of June 30, 2020. The Company has no near-term debt maturities, as the next scheduled maturity is for the revolving credit facility in February 2024. The Company was in compliance with all financial covenants under its credit facility as of June 30, 2020.

As of June 30, 2020, the Company had $50.7 million of unrestricted cash and cash equivalents and $233.2 million of undrawn capacity on its credit facility (subject to borrowing base and other limitations). Unfunded investment commitments were $154.6 million as of June 30, 2020, with approximately $75.9 million that can be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under our credit facility, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believe our liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of June 30, 2020, the weighted average interest rate on debt outstanding was 2.7%, down from 3.1% as of March 31, 2020, primarily reflecting lower LIBOR.

The Company’s total debt to equity ratio was 0.89x and 0.94x as of June 30, 2020 and March 31, 2020, respectively. Net debt to equity ratio was 0.83x and 0.82x as of June 30, 2020 and March 31, 2020, respectively.

Non-GAAP Financial Measures

Adjusted Net Investment Income

On a supplemental basis, the Company is disclosing adjusted net investment income and per share adjusted net investment income, each of which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains incentive fees (“Part II incentive fee”). The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to capital gains incentive fees. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized capital depreciation on a cumulative basis. Refer to Note 11 – Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that adjusted net investment income is a useful performance measure because it reflects the net investment income produced on the Company’s investments during a period without giving effect to any changes in the value of such investments and any related capital gains incentive fees between periods. The presentation of adjusted net investment income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended
	June 30, 2020 (unaudited)		March 31, 2020 (unaudited)		June 30, 2019 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$16,770	$0.12	$22,841	$0.16	$16,608	$0.12
Part II incentive fee (net of waivers)	—	—	(6,608)	(0.05)	685	—

Adjusted net investment income	$16,770	$0.12	$16,233	$0.12	$17,293	$0.12

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its third fiscal quarter 2020 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on August 10, 2020. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers), participant password “Oaktree Specialty Lending.” Alternatively, a live webcast of the conference call can be accessed on Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com.

During the earnings conference call, the Company intends to refer to an investor presentation that will be available on its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10145873, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements may include statements as to: our future operating results and distribution projections; our business prospects and the prospects of our portfolio companies; and the impact of the investments that we expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in our annual report on Form 10-K and our quarterly reports on Form 10-Q. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in our operations or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to business development companies or regulated investment companies; general considerations associated with the COVID-19 pandemic; and other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

We have based the forward-looking statements included in this presentation on information available to us on the date of this presentation, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	June 30, 2020 (unaudited)	March 31, 2020 (unaudited)	September 30, 2019
ASSETS
Investments at fair value:
Control investments (cost June 30, 2020: $255,481; cost March 31, 2020: $255,739; cost September 30, 2019: $224,255)	$200,799	$187,267	$209,178
Affiliate investments (cost June 30, 2020: $8,367; cost March 31, 2020: $10,487; cost September 30, 2019: $8,449)	7,249	9,414	9,170
Non-control/Non-affiliate investments (cost June 30, 2020: $1,432,729; cost March 31, 2020: $1,362,354; cost September 30, 2019: $1,280,310)	1,353,105	1,195,506	1,219,694

Total investments at fair value (cost June 30, 2020: $1,696,577; cost March 31, 2020: $1,628,580; cost September 30, 2019: $1,513,014)	1,561,153	1,392,187	1,438,042
Cash and cash equivalents	50,728	89,509	15,406
Interest, dividends and fees receivable	8,768	6,217	11,167
Due from portfolio companies	2,719	1,774	2,616
Receivables from unsettled transactions	14,106	1,868	4,586
Deferred financing costs	6,383	5,671	6,396
Deferred offering costs	67	45	—
Deferred tax asset, net	766	821	—
Derivative assets at fair value	870	1,268	490
Other assets	2,007	2,267	2,335

Total assets	$1,647,567	$1,501,627	$1,481,038

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$903	$1,750	$1,589
Base management fee and incentive fee payable	12,989	8,739	10,167
Due to affiliate	2,213	2,651	2,689
Interest payable	4,225	1,681	2,296
Payables from unsettled transactions	7,172	35,896	59,596
Deferred tax liability	—	—	704
Credit facility payable	466,825	404,825	314,825
Unsecured notes payable (net of $3,457, $3,645 and $2,708 of unamortized financing costs as of June 30, 2020, March 31, 2020 and September 30, 2019, respectively)	294,177	293,861	158,542

Total liabilities	788,504	749,403	550,408

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 140,961 shares issued and outstanding as of June 30, 2020, March 31, 2020 and September 30, 2019	1,409	1,409	1,409
Additional paid-in-capital	1,487,774	1,487,774	1,487,774
Accumulated overdistributed earnings	(630,120)	(736,959)	(558,553)

Total net assets (equivalent to $6.09, $5.34 and $6.60 per common share as of June 30, 2020, March 31 and September 30, 2019, respectively)	859,063	752,224	930,630

Total liabilities and net assets	$1,647,567	$1,501,627	$1,481,038

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30, 2020 (unaudited)	Three months ended March 31, 2020 (unaudited)	Three months ended June 30, 2019 (unaudited)	Nine months ended June 30, 2020	Nine months ended June 30, 2019
Interest income:
Control investments	$2,558	$2,393	$2,859	$7,502	$9,050
Affiliate investments	127	138	70	379	105
Non-control/Non-affiliate investments	27,406	27,149	29,850	80,214	93,248
Interest on cash and cash equivalents	21	218	131	320	605

Total interest income	30,112	29,898	32,910	88,415	103,008

PIK interest income:
Control investments	—	—	—	—	67
Non-control/Non-affiliate investments	2,183	1,946	1,198	5,290	4,243

Total PIK interest income	2,183	1,946	1,198	5,290	4,310

Fee income:
Control investments	13	8	6	27	19
Affiliate investments	5	5	5	15	14
Non-control/Non-affiliate investments	1,809	2,037	1,815	4,906	4,127

Total fee income	1,827	2,050	1,826	4,948	4,160

Dividend income:
Control investments	281	277	735	881	1,711

Total dividend income	281	277	735	881	1,711

Total investment income	34,403	34,171	36,669	99,534	113,189

Expenses:
Base management fee	5,988	5,295	5,548	16,890	16,847
Part I incentive fee	3,556	3,444	3,787	9,988	11,328
Part II incentive fee	—	(6,608)	607	(5,557)	10,597
Professional fees	545	669	721	1,854	2,186
Directors fees	143	142	143	428	428
Interest expense	6,406	7,215	7,592	20,156	25,466
Administrator expense	373	393	384	1,194	1,553
General and administrative expenses	622	780	645	1,934	1,981

Total expenses	17,633	11,330	19,427	46,887	70,386
Reversal of fees waived / (fees waived)	—	—	634	5,200	(8,831)

Net expenses	17,633	11,330	20,061	52,087	61,555

Net investment income	16,770	22,841	16,608	47,447	51,634

Unrealized appreciation (depreciation):
Control investments	13,790	(55,392)	3,419	(39,605)	1,467
Affiliate investments	(45)	(1,730)	—	(1,839)	(181)
Non-control/Non-affiliate investments	87,225	(108,651)	20,744	(19,018)	37,068
Secured borrowings	—	—	—	—	(95)
Foreign currency forward contracts	(398)	2,240	(768)	380	(367)

Net unrealized appreciation (depreciation)	100,572	(163,533)	23,395	(60,082)	37,892

Realized gains (losses):
Control investments	—	777	—	777	—
Non-control/Non-affiliate investments	2,821	(24,777)	(21,112)	(18,117)	21,548
Extinguishment of unsecured notes payable	—	(2,541)	—	(2,541)	—
Foreign currency forward contracts	—	61	1,268	(490)	1,783

Net realized gains (losses)	2,821	(26,480)	(19,844)	(20,371)	23,331

Provision for income tax (expense) benefit	68	1,705	(173)	1,613	(668)

Net realized and unrealized gains (losses), net of taxes	103,461	(188,308)	3,378	(78,840)	60,555

Net increase (decrease) in net assets resulting from operations	$120,231	$(165,467)	$19,986	$(31,393)	$112,189

Net investment income per common share — basic and diluted	$0.12	$0.16	$0.12	$0.34	$0.37
Earnings (loss) per common share — basic and diluted	$0.85	$(1.17)	$0.14	$(0.22)	$0.80
Weighted average common shares outstanding — basic and diluted	140,961	140,961	140,961	140,961	140,961